MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Vancouver, WA 98666

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

TRIC GLOBAL, INC.

We consent to the use of our report dated January 16, 2026 with respect to the financial statements of TRIC GLOBAL, INC. as of December 31, 2025 and the related statements of operations, shareholders’ deficit and cash flows for the period from December 2, 2025 (inception) through December 31, 2025.

Michael Gillespie & Associates, PLLC

Vancouver, Washington

June 30, 2026

/S/ Michael Gillespie & Associates, PLLC